Exhibit 10.32

February 18, 2025

Ms. Lynn Gefen

[***]

[***]

Re: Amendment to Employment Agreement – Promotion

Dear Lynn:

On behalf of TerrAscend Corp. (the “Company”), I am pleased to inform you that the Board of Directors (the “Board”), via unanimous written consent on November 20, 2024, approved your promotion to the role of Chief People and Legal Officer and Corporate Secretary, effective November 12, 2024. This letter (the “Amendment”) serves as a formal amendment to your existing employment agreement with the Company dated May 23, 2022 (the “Employment Agreement”). Except as expressly modified herein, all terms, conditions, and provisions of the Employment Agreement remain in full force and effect.

1. Position and Duties

Effective as of November 12, 2024, you shall serve as Chief People and Legal Officer and Corporate Secretary. In this capacity, you will report directly to Ziad Ghanem and your responsibilities will include oversight of the Legal and People teams. You agree to devote your full working time and best efforts to the performance of the duties associated with your new role and such other tasks as may be reasonably assigned to you by the Board or its authorized representatives.

2. Compensation and Benefits

(a) Base Salary: As of the Effective Date, your annualized base salary will be increased to $425,000.00 (less applicable withholdings and deductions), payable in accordance with the Company’s standard payroll practices.

(b) Annual Bonus: Subject to the discretion of the Board (or its designated committee), you will remain eligible to participate in the Company’s annual incentive bonus plan. Your target bonus opportunity will increase to 50% of your annual base salary, subject to achievement of Company and individual performance metrics established by the Board.

(c) Equity Awards: In recognition of your promotion, the Board has approved the grant of 325,000 stock options under the Company’s Stock Option Plan. The specifics of any new equity awards, including the type, quantity, vesting schedule, and other terms, will be documented under a separate award agreement, subject to the terms and conditions of the applicable Stock Option Plan, Insider Trading Policy and any other policy or governing documents approved by the Company.

(d) Long Term Incentive (LTI) Program: You are eligible to receive LTI in the form of Restricted Stock Units (RSUs) pursuant to the Company’s Share Unit Plan and as determined by the Board from time to time. In light of your promotion within the Company, you will be eligible for an award with a value of up to 50% of your salary in RSUs. RSUs granted as LTI vest equally over a four-year period. In order to receive LTIs (or any portion thereof), you must be currently employed by the Company in good standing on the date such LTI is generally paid, and you must not have given, and the Company must not have received, notice of the termination of your employment.

3. Other Terms and Conditions

All other terms and conditions contained in your Employment Agreement, including, but not limited to, provisions related to severance, restrictive covenants (such as non-competition and non-solicitation), and governing law, remain unchanged and shall continue to apply in full force and effect.

If you agree to the terms of this Amendment, please sign and date this letter in the space provided below and return a fully executed copy to my attention. Upon receipt of your executed Amendment, this Amendment shall become a binding part of your Employment Agreement as of November 12, 2024.

We look forward to your continued leadership and contributions to the Company in your new role.

Sincerely,

Ziad Ghanem

President & Chief Executive Officer

TerrAscend Corp.

AGREED AND ACCEPTED:

By: _/s/ Lynn Gefen_____________________________________

Lynn Gefen

Chief People and Legal Officer and Corporate Secretary

Date: 2/18/2025